FOR IMMEDIATE RELEASE

Contact:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-766-1010 (ext. 1331)

LACROSSE FOOTWEAR REPORTS SECOND QUARTER RESULTS
New Products Drive Improving Gross Margins

Portland, Ore. — August 4, 2004 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded occupational and recreational footwear for expert users, today reported results for the second quarter ended June 26, 2004.

For the second quarter of 2004, LaCrosse reported consolidated net sales of $18,600,000, up slightly from $18,588,000 in the second quarter of 2003. For the first half of 2004, net sales were $42,326,000, up from $38,462,000 in the same period of 2003. The consolidated net loss was $237,000, or $0.04 loss per share, in the second quarter of 2004, compared to net income of $4,000, or $0.00 income per share, in the same period of 2003. For the first half of 2004, consolidated net income was $858,000, or $0.14 income per share, up from a consolidated net loss of $645,000, or $0.11 loss per share, in the same period in 2003. Historically, LaCrosse has its strongest sales in the second half of the year, while the second quarter is the Company’s slowest period.

The Company continued to improve its overall gross margin, which was 32.1% of net sales for the second quarter of 2004, up from 30.2% for the same period of 2003. This margin growth was the result of sales of new, higher margin products, including the LaCrosse® Quad Comfort™ line of occupational boots. The improvement was partially offset by closeout sales of inventory. Operating expenses increased modestly during the second quarter reflecting of the Company’s strategic decision to invest additional resources in its product development and marketing efforts. Inventory decreased by $3.4 million from the second quarter of 2003 as a result of asset management improvements. Due to improved profitability and operating cash flows, the Company reduced overall bank debt by $7.9 million from the same date a year ago.

“We are encouraged with consumer and dealer responses to our new work and outdoor boots, which incorporate cutting-edge technology into our trusted brands and have helped drive the improvement in our gross margins,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “During the second quarter, we saw better penetration into targeted segments of the occupational market. We continue to leverage our powerful brands with new product lines, technology innovation, compelling marketing initiatives and enhanced customer service. We also remain committed to improving our gross margins, controlling costs and increasing our profitability, as well as strengthening our balance sheet. We are excited about our long-term growth opportunities.”

About LaCrosse Footwear

LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert occupational and recreational users. The Company’s trusted Danner® and LaCrosse® brands are distributed through a nationwide network of specialty retailers and distributors. Occupational customers include workers in law enforcement, agriculture, firefighting, construction, industry, military services and others that need high-performance and protective footwear as a critical tool for their jobs. Recreational customers include people active in hunting, fishing, hiking and other outdoor activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:

•	Consumer confidence and related demand for footwear, including occupational and outdoor footwear.
•	Weather and its impact on the demand for outdoor footwear.
•	Dealer inventory levels.
•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.
•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.
•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers.
•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of	Quarter Ended		First Half Ended
Operations	(Unaudited)		(Unaudited)
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$18,600	$18,588	$42,326	$38,462
Cost of goods sold	12,630	12,981	29,123	26,869

Gross profit	5,970	5,607	13,203	11,593
Operating expenses	6,057	5,410	12,054	11,739

Operating income (loss)	(87)	197	1,149	(146)
Non-operating expenses, net	(150)	(193)	(291)	(499)

Income (loss) before income taxes	(237)	4	858	(645)
Provision for income taxes	--	--	--	--

Net income (loss)	$(237)	$4	$858	$(645)

Net income (loss) per common share, basic	$(0.04)	$--	$0.15	$(0.11)
Net income (loss) per common share, diluted	$(0.04)	$--	$0.14	$(0.11)
Weighted average shares outstanding:
Basic	5,886	5,874	5,882	5,874
Diluted	5,886	5,892	6,065	5,874

Condensed Consolidated Balance Sheets	(Unaudited)	*	(Unaudited)
ASSETS:	June 26, 2004	December 31, 2003	June 28, 2003
Cash and cash equivalents	$--	$--	$--
Accounts receivable - net	12,358	13,412	12,463
Inventories	21,629	24,042	25,033
Prepaid expenses and other assets	1,616	1,415	1,645

Total current assets	35,603	38,869	39,141
Property and equipment, net	4,350	4,644	4,807
Goodwill and other assets	11,793	11,728	11,855

Total Assets	$51,746	$55,241	$55,803

LIABILITIES & EQUITY:
Current portion of long-term debt	$--	$2,219	$3,026
Notes payable, bank	3,423	5,319	8,311
Accounts payable and accrued liabilities	5,211	5,578	5,723

Total current liabilities	8,634	13,116	17,060
Long-term debt, less current maturities	--	--	--
Other long-term liabilities	4,324	4,249	4,299
Total shareholders' equity	38,788	37,876	34,444

Total Liabilities and Equity	$51,746	$55,241	$55,803

* Derived from the December 31, 2003 audited financial statements.

END